As filed with the Securities and Exchange Commission on June 28, 2002
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            ELCOM INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

              Delaware                                   04-3175156
   (State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
   Incorporation or Organization)

                            Elcom International, Inc.
                                  10 Oceana Way
                          Norwood, Massachusetts 02062
          (Address of Principal Executive Offices, including Zip Code)


            THE 2002 STOCK OPTION PLAN OF ELCOM INTERNATIONAL, INC.,
                            (Full Title of the Plan)

                                   ----------

Robert J. Crowell                                With a copy to:
Chairman of the Board of Directors               Douglas A. Neary, Esq.
and Chief Executive Officer                      Calfee, Halter & Griswold LLP
Elcom International, Inc.                        1400 McDonald Investment Center
10 Oceana Way                                    800 Superior Avenue
Norwood, Massachusetts 02062                     Cleveland, Ohio 44114
(781) 440-3333                                   (216) 622-8200


 (Name, Address and Telephone Number, including Area Code, of Agent for Service)


                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
                                                           Proposed         Proposed
                                                            maximum         maximum
                                             Amount        offering         aggregate       Amount of
                                             to be           Price          offering       registration
Title of securities to be registered       registered    per share (1)      Price (1)          fee
----------------------------------------------------------------------------------------------------------
                                          1,800,000(2)
Common Stock, par value $.01 per share        (3)            $0.40          $720,000          $67.00
----------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price of the common stock, par value $.01 per share, of Elcom International, Inc. (the "Common Stock") reported on the Nasdaq National Market on June 24, 2002.

(2) The 1,800,000 shares of Common Stock being registered are issuable pursuant to The 2002 Stock Option Plan of Elcom International, Inc.(the "Plan").

(3) Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional shares of Common Stock which may be issued or become issuable under the terms of the Plan in order to prevent dilution resulting from any stock split, stock dividend or similar transaction.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Certain Documents by Reference.

      The following documents of Elcom International, Inc. (the "Company") previously filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-K for the year ended December 31, 2001;

      2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

      3.    The Company's Current Report on Form 8-K, filed on April 10, 2002;

      4.    The Company's Current Report on Form 8-K, filed on January 11, 2002;
            and

      5. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 00-27376);

other than the portions of such documents that, by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents, other than the portions of such documents which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a Director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 establishes provisions for determining that a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

      Article SEVENTH of the Company's Second Restated Certificate of Incorporation (the "Certificate"), provides that the directors of the Company shall incur no personal liability to the Company or its stockholders for monetary damages for the breach of fiduciary duty as a director; provided, that such director liability shall not be limited or eliminated (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for any acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

      Article EIGHTH of the Company's Certificate provides in part that the Company shall indemnify any director or officer who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company, as a director, officer, partner, trustee, employee or agent of certain other entities, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually or reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

      The Company also has entered into indemnity agreements (the "Indemnity Agreements") with its directors and executive officers that expand the protection provided to the Company's directors and officers and are based upon sections of the DGCL and Article EIGHTH of the Company's Certificate that recognize the validity of additional indemnity rights granted by agreement. The substantive content of the Indemnity Agreements and Article EIGHTH of the Certificate is substantially the same except that, pursuant to the Indemnity Agreements, indemnity is expressly provided for settlements in derivative actions and partial indemnification is permitted in the event that the director or executive officer is not entitled to full indemnification.

      Both the DGCL and Article EIGHTH of the Company's Certificate provide that the Company may maintain insurance to cover losses incurred pursuant to liability of directors and officers of the Company. The Company maintains insurance policies insuring its directors and officers against certain losses incurred by them as a result of claims based upon their actions or statements (including omissions to act or to make statements) as directors and officers. The aggregate amount payable for individual directors and officers under such policies during the one-year policy term is limited to $10 million. After certain deductibles, the Company is entitled to reimbursement of up to $10 million under such policies in connection with its indemnification of directors and officers.

      The Company also maintains an insurance policy insuring those individuals who are fiduciaries, as defined by the Employee Retirement Income Security Act of 1974, under certain employee benefit plans of the Company and its subsidiaries against certain losses incurred by them as a result of claims based on their responsibilities, obligations and duties under such Act. This fiduciary policy is subject to certain deductibles and has an annual aggregate limit of $3 million.

Item 7. Exemption From Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      See the Exhibit Index at Page E-1 of this Registration Statement.

Item 9. Undertakings.

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on

Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwood, State of Massachusetts, on the 28th day of June, 2002


                                     ELCOM INTERNATIONAL, INC.

                                     By: /s/ Robert J. Crowell
                                         ---------------------------------------
                                           Robert J. Crowell
                                           Chairman of the Board of Directors
                                           and Chief Executive Officer
                                           (Principal Executive Officer)


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 28, 2002.


           Signature                              Title
           ---------                              -----

/s/ Robert J. Crowell               Chairman of the Board of Directors
------------------------------
Robert J. Crowell                   and Chief Executive Officer
                                    (Principal Executive Officer)

/s/ Peter A. Rendall                Chief Financial Officer and Secretary
------------------------------      (Principal Financial and Accounting Officer)
Peter A. Rendall


/s/ William W. Smith                Vice Chairman and a Director
------------------------------
William W. Smith


/s/ Richard J. Harries, Jr.         Director
------------------------------
Richard J. Harries, Jr.


/s/ John W. Ortiz                   Director
------------------------------
John W. Ortiz

                            ELCOM INTERNATIONAL, INC.
                                  EXHIBIT INDEX


Exhibit                              Exhibit
Number                             Description
-------                            -----------

4.1       Second Restated Certificate of Incorporation of the Registrant. (1)

4.2       By-Laws of the Registrant, amended as of November 6, 1995. (2)

4.4 Specimen certificate for the Common Stock, par value $.01, of the Registrant. (2)

4.5 Form of 8% Series A Convertible Preferred Stock Purchase Agreement, with attached list of purchasers and number of shares purchased, as of December 10, 1993. (2)

4.6 Form of Series B Preferred Stock Purchase Agreement for Closings held on April 15, June 21 and August 11, 1994, with attached list of purchasers and number of shares purchased. (2)

4.7 Form of Series B Preferred Stock Purchase Agreement for Closings held on December 30, 1994 and February 6, 1995, with attached list of purchasers and number of shares purchased. (2)

4.8 Form of Series C Preferred Stock Purchase Agreement for Closings held on June 22 and June 30, 1995, with attached list of purchasers and number of shares purchased. (2)

4.9 Securities Agreement, dated December 1, 1993, as amended February 1, 1994, by and among the Registrant, Robert J. Crowell, and 19 other listed purchasers, as of June 2, 1995 (2) and list of other assignees of certain registration rights thereunder. (3)

4.10 Securities Agreement, dated October 28, 1994, by and among the former stockholders of Computer Specialties, Inc. and the Registrant. (2)

4.11 Computerware Stockholders' Agreement, dated February 6, 1995, by and among the Registrant, Robert J. Crowell and the former shareholders of Computerware Business Trust. (2)

4.12 Amended and Restated Lantec Stockholders' Agreement, dated April 6, 1996, by and among the Registrant, Robert J. Crowell and the former shareholders of a group of related United Kingdom corporations known as "Lantec" (4), and Renouncement of related Board Observer Right effective December 16, 1999. (5)

4.13 Form of Lantec Warrant Agreement, dated January 7, 2000, with attached Second Amended List of Holders of Warrants to Purchase Common Shares of the Registrant. (5)


4.14 AMA Securities Agreement, dated February 29, 1996, by and among the Registrant and the former stockholders of AMA (UK) Limited. (3)

4.15 Amended and Restated Structured Equity Line Flexible Financing Agreement ("Equity Line Agreement"), dated April 7, 2000, between the registrant and Cripple Creek Securities, LLC. (6)

4.15.1    Amendment No. 1 to the Equity Line Agreement, dated April 27, 2000.
          (7)

4.15.2    Amendment No. 2 to the Equity Line Agreement, dated June 12, 2000. (8)

4.16 Amended and Restated Registration Rights Agreement, dated April 7, 2000, between the Registrant and Cripple Creek Securities, LLC. (6)

4.17.1 Warrant Agreement, dated December 3, 2001, between Registrant and Cripple Creek Securities, LLC, related to the issuance of 145,200 shares of common stock to Cripple Creek. (9)

4.17.2 Warrant Agreement, dated December 3, 2001, between Registrant and Cripple Creek Securities, LLC, related to the issuance of 4,800 shares of common stock to Cripple Creek. (9)

4.18 Warrant Agreement, dated as of December 30, 1999, between the Company and Wit Capital Corporation. (10)

4.19 Asset Purchase and Sale Agreement by and between Elcom Services Group and ePlus Technology, Inc., dated March 25, 2002. (11)

4.20 Amendment to Asset Purchase Agreement by and between Elcom Services Group and ePlus Technology, Inc. (11)

4.21 Registration Rights Agreement by and between Registrant and ePlus Technology, Inc., dated March 29, 2002. (11)

4.22 Warrant by and between Registrant and ePlus Technology, Inc., dated March 29, 2002. (11)

4.23      The 2002 Stock Option Plan of the Registrant. (x)

5.1 Opinion of Calfee, Halter & Griswold LLP as to the validity of the securities being offered. (x)

23.1      Consent of KPMG LLP. (x)

23.2      Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).


(1) Previously filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 000-27376), and incorporated herein by reference.

(2) Previously filed as an exhibit to Registration Statement No. 33-98866 on Form S-1, and incorporated herein by reference.

(3) Previously filed as an exhibit to Registrant's Annual Report on Form 10-K (File No. 000-27376) for the year ended December 31, 1996, and incorporated herein by reference.

(4) Previously filed as an exhibit to Registrant's Quarterly Report on Form 10-Q (File No. 000-27376) for the quarter ended March 31, 1996, and incorporated herein by reference.

(5) Previously filed as an exhibit to Registrant's Annual Report on Form 10-K (File No. 000-27376) for the year ended December 31, 1999, and incorporated herein by reference.

(6) Previously filed as an exhibit to Registration Statement No. 333-94743 on April 11, 2000, on Form S-3 and incorporated herein by reference.

(7) Previously filed as an exhibit to Registration Statement No. 333-94743, on April 28, 2000, and incorporated herein by reference.

(8) Previously filed as an exhibit to Registrant's Quarterly Report on Form 10-Q (File No. 000-27376) for the quarter ended June 30, 2000 and incorporated herein by reference.

(9) Previously filed as an exhibit to Registrant's Annual Report on Form 10-K (File No. 000-27376) for the year ended December 31, 2001, and incorporated herein by reference.

(10) Previously filed as an exhibit to Registration No. 333-94743 on January 1, 2000, on Form S-3 and incorporated herein by reference.

(11) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on April 10, 2002, and incorporated herein by reference.

(x)   Filed herewith.